Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary:	Eco-Logical Concepts, Inc. (wholly-owned by Ecosciences, Inc.)
State of Incorporation:	Delaware (November 30, 2011)
Names under which Subsidiary does business:	Eco-Logical Concepts, Inc.